As filed with the Securities and Exchange Commission on July 28, 2004

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EDUCATION LENDING GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0851387
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12760 High Bluff Drive, Suite 210

San Diego, California 92130

(858) 617-6080

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)

Douglas L. Feist, Esq.

12760 High Bluff Drive, Suite 210

San Diego, California 92130

(858) 617-6080

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

April V. Boise, Esq.

Thompson Hine LLP

3900 Key Center, 127 Public Square

Cleveland, Ohio 44114-1291

(216) 566-5785

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-101860

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8 (a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered* (1)	Proposed Maximum Offering Price Per Share * (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (3)
Common Shares, $.001 par value	207,766 shares	$17.53	$3,642,137.98	$461.46

(1)	Represents the number of shares registered with this Prospectus Supplement.
(2)	Based, pursuant to Rule 457(f) of the Securities Act of 1933, as amended, on the average of the high and low prices of a share of Education Lending Group, Inc. Common Stock as quoted by the NASDAQ on July 23, 2004.
(3)	This fee is calculated based on the 207,766 shares registered with this Prospectus Supplement. A fee of $5,639 was previously paid with the filing of the original Form S-3 (333-101860) and subsequent amendments.

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED SEPTEMBER 23, 2003

EDUCATION LENDING GROUP, INC. 12760 High Bluff Drive Suite 210 San Diego, California 92130 (858) 617-6080

8,292,965 SHARES OF COMMON STOCK

This Prospectus Supplement relates to the original Prospectus dated September 23, 2003 relating to the offer and sale of 8,085,199 shares of Education Lending Group’s Common Stock by the selling stockholders. The purpose of this Prospectus Supplement is to increase the number of shares originally registered by 207,766 shares of Common Stock and to supplement the selling stockholders table. The additional shares being registered relate to options held by selling stockholders that had been granted but were not vested on the date the original Prospectus was filed. Accordingly, we are supplementing the selling stockholder table, as set forth in this Prospectus Supplement.

We will not receive any of the proceeds from the sales of shares of Common Stock by the selling stockholders, other than the exercise price payable upon the exercise of any options or warrants.

The selling stockholders may sell their shares of Common Stock from time to time through public or private transactions on or off the Nasdaq National Market at prevailing prices or at privately negotiated prices. The selling stockholders have sole discretion as to whether and on what terms to sell their Education Lending Group Common Stock.

You should read this Prospectus Supplement in conjunction with the Prospectus. This Prospectus Supplement updates information in the Prospectus and accordingly, to the extent inconsistent, the information in this Prospectus Supplement supercedes the information contained in the Prospectus.

Education Lending Group’s Common Stock is listed on the Nasdaq National Market under the symbol “EDLG.” On July 27, 2004, the last reported sale price of the Common Stock on the Nasdaq National Market prior to the date of this Prospectus Supplement was $17.30.

An investment in our Common Stock involves a high degree of risk. Risk factors begin on page 2 of the original Prospectus.

Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is dated July 28, 2004

THE SELLING STOCKHOLDERS

The following table supplements, and for the selling stockholders listed below replaces, the selling stockholders table set forth in the original Prospectus and includes the name of the selling stockholders for whom we are registering additional shares or shares underlying options, the number of shares or shares underlying options of our Common Stock held by each person on June 30, 2004, the total number of shares or shares underlying options of Common Stock that may be offered for the account of each person and the percentage of shares of Common Stock to be owned by each person if all the shares or shares underlying options of Common Stock offered by such selling stockholder are sold. The table assumes that all of the shares and shares underlying options of Common Stock being offered in this Prospectus Supplement will be sold.

All of the information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. The selling stockholders may offer all or some of their shares of Common Stock. We have been advised that currently there are no agreements, arrangements or understandings with respect to the sale of any of their shares of Common Stock. The selling stockholders are not making any representation that any shares of Common Stock covered by this Prospectus Supplement will be offered for sale. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sales.

Selling Stockholder	Relationship	Number of Securities Owned Before Offering(1)	Number of Shares Offered	Number of Options Currently Exercisable(2)	Number of Securities Owned After Offering	Percentage Owned After Offering(3)
Jason W. Kincaid	Marketing Partner Affiliate	56,667	56,667	56,667	-0-	*
Financialaid.com, LLC	Marketing Partner	130,000	130,000	130,000	-0-	*
Direct Communications, Inc.	Marketing Partner	50,000	50,000	15,923	-0-	*
eGrad, Inc.	Marketing Partner	100,000	50,000	-0-	-0-	*

*	Represents less than 1% of our outstanding Common Stock on June 30, 2004.
(1)	Includes shares of Common Stock and options exercisable into shares of Common Stock currently held by each selling stockholder. Except as otherwise stated in the notes below, beneficial ownership of the Common Stock held by each selling stockholder consists of sole voting power and sole investment power, or of voting power and investment power that is shared with a spouse or with family members of the selling stockholder.
(2)	Represents the number of shares of Common Stock that may be acquired pursuant to options issued outside of our Long Term Incentive Plan that are currently exercisable. This amount is included in “Number of Securities Offered” for each selling stockholder.
(3)	Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended using 16,619,629 shares of Common Stock outstanding as of June 30, 2004.

This Prospectus Supplement also covers any additional shares of Common Stock that become issuable in connection with the shares of Common Stock being registered by reason of any stock dividend, stock split, stock recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

PLAN OF DISTRIBUTION

The following information supplements the plan of distribution information set forth in the original Prospectus.

We currently intend to keep the registration statement continuously effective until the earlier of the date on which the shares of Common Stock offered hereby are no longer held by the selling stockholders or June 30, 2005, but we retain the right to withdraw the registration statement at any time in our sole discretion.

The selling stockholders may not offer nor sell the shares of Common Stock covered by the Prospectus or this Prospectus Supplement during any period when the Company advises the selling stockholders that the Company may have material non-public information.

EXPERTS

The financial statements as of December 31, 2001 and for the year then ended have been incorporated by reference in the Prospectus and this Prospectus Supplement in reliance on the report of Swenson Advisors, LLP, independent accountants, in the Annual Report on Form 10-KSB for the year then ended, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in the Prospectus and this Prospectus Supplement by reference to the Annual Report on Form 10-K for the years ended December 31, 2003 and 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Our financial statements as of December 31, 2001 and for the year ended December 31, 2001 were audited by other independent accountants.

The validity of the shares of Common Stock has been passed upon by Thompson Hine LLP. Certain partners of Thompson Hine LLP beneficially own some of our shares.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus Supplement.

Information that we file in the future with the SEC and incorporate by reference in the Prospectus and this Prospectus Supplement will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC after the date of this Prospectus Supplement under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 if the filings are made before the time that all of the shares of Common Stock are sold in this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements.

We incorporate by reference our:

•	annual report on Form 10-K for the year ended December 31, 2003;

•	quarterly report on Form 10-Q for the quarter ended March 31, 2004;

•	current reports on Form 8-K filed on February 26, 2004 and May 6, 2004;

•	The description of our Common Stock contained in the Registration Statement on Form S-2 filed on October 31, 2003, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings at no cost by writing or telephoning us as follows:

Education Lending Group, Inc.

12760 High Bluff Drive, Suite 210

San Diego, California 92130

Attention: Douglas L. Feist

(858) 617-6080

American Stock Transfer & Trust Company is the transfer agent and registrar for our Common Stock. They can be reached at the following address and telephone number:

American Stock Transfer & Trust Company

59 Maiden Lane

Plaza Level

New York, NY 10038

(800) 937-5449

When reading this Prospectus Supplement, you should consider that any statement contained in this Prospectus Supplement may be modified or superseded by any other statement made in this Prospectus Supplement or the Prospectus to the extent that the second statement modifies or supercedes the first statement. This would also apply to any statement that is incorporated by reference, or deemed to be incorporated by reference, in any document we file after the date of this Prospectus Supplement, including any additional supplements to the Prospectus. Any statement that is modified or superceded as described in the previous sentence is not a part of the Prospectus, except that such statement is modified or superceded.

You should rely only on the information incorporated by reference or provided in the Prospectus or this Prospectus Supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any State where the offer is not permitted. You should not assume that the information in this Prospectus Supplement is accurate as of any date other than the date of this Prospectus Supplement or the date of the documents incorporated by reference in this Prospectus Supplement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution

An estimate of the fees and expenses of issuance and distribution (other than discounts and commissions of the Common Stock offered hereby (all of which will be paid by Education Lending Group), is as follows:

SEC registration fee	$461
Legal fees and expenses	$15,000
Accounting fees and expenses	$15,000
Printing expenses	$400

Total	$30,861

Education Lending Group has agreed to pay all such fees and expenses incurred in connection with the registration of the shares of Common Stock.

ITEM 15.  Indemnification of Directors and Officers

Education Lending Group has adopted in its Certificate of Incorporation and ByLaws the provisions of Section 102(b)(7) of the Delaware General Corporation Law which eliminate or limit the personal liability of a director of Education Lending Group or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to Education Lending Group or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Further, Education Lending Group’s ByLaws provide that Education Lending Group will indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the full extent permitted therein. Section 145 provides, subject to various exceptions and limitations, that Education Lending Group may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Education Lending Group, or is or was serving at the request of Education Lending Group as a director or officer of another corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Education Lending Group, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, will be made by a majority of a quorum of disinterested members of the Board of Directors, independent legal counsel or the stockholders of Education Lending Group. In addition, Education Lending Group will indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection therewith.

ITEM 16.  Exhibits

4.1	Form of Common Stock Certificate

5.1	Opinion of Thompson Hine LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Swenson Advisors, LLP

23.3	Consent of Thompson Hine LLP (included in Exhibit 5.1)

24.1	Power of Attorney

ITEM 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the registration requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on July 28, 2004.

EDUCATION LENDING GROUP, INC.

By:	/s/ ROBERT deROSE
Robert deRose, Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities noted on July 28, 2004.

Signature	Title

/s/ ROBERT deROSE* Robert deRose	Director and Chief Executive Officer (Principal Executive Officer)

/s/ MICHAEL H. SHAUT* Michael H. Shaut	Director, President and Chief Operating Officer

/s/ JAMES G. CLARK* James G. Clark	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ SAMUEL BELZBERG* Samuel Belzberg	Director

/s/ LEO KORNFELD* Leo Kornfeld	Director

/s/ RICHARD J. HUGHES* Richard J. Hughes	Director

/s/ C. DAVID BUSHLEY* C. David Bushley	Director

/s/ JEFFREY E. STIEFLER* Jeffrey E. Stiefler	Director

/s/ ROBERT V. ANTONUCCI* Robert V. Antonucci	Director

* By Douglas L. Feist, attorney-in-fact

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